As filed with the Securities and Exchange Commission on May 3, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

AXALTA COATING SYSTEMS LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-1073028
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
Two Commerce Square
2001 Market Street
Suite 3600
Philadelphia, Pennsylvania 19103
(Address of principal executive offices)

Axalta Coating Systems Ltd. Amended and Restated 2014 Incentive Award Plan
(Full title of the plan)
Michael F. Finn
Senior Vice President, General Counsel and Secretary
Two Commerce Square
2001 Market Street
Suite 3600
Philadelphia, Pennsylvania 19103
(Name and address of agent for service)

(855) 547-1461
(Telephone number, including area code, of agent for service)

Copies to:
 Scott Lesmes
Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW, Suite 6000
Washington, D.C. 20006
(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $1.00 par value per share	11,925,000(1)	$30.745	$366,634,125	$45,645.95
(1) This Registration Statement (the “Registration Statement”) registers the issuance of the increase in the number of shares of common stock, $1.00 par value per share (the “Common Stock”) of Axalta Coating Systems Ltd. (the “Company”) reserved for issuance under the Axalta Coating Systems Ltd. Amended and Restated 2014 Incentive Award Plan (the “Restated Plan”) as approved by the Company’s shareholders on May 2, 2018.
(2) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Restated Plan and shares that may become issuable under the Restated Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the Company’s outstanding Common Stock.
(3) The proposed maximum offering price per share is based on the average of the high and low per share prices of the Common Stock as reported on the New York Stock Exchange on April 26, 2018 in accordance with Rule 457(h)(1) and Rule 457(c) promulgated under the Securities Act.

EXPLANATORY NOTE
This registration statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 11,925,000 shares of the Company’s Common Stock, $1.00 par value per share (the “Common Stock”), of Axalta Coating Systems Ltd. (the “Company”) issuable under the Axalta Coating Systems Ltd. Amended and Restated 2014 Incentive Award Plan (formerly the Axalta Coating Systems Ltd. 2014 Incentive Award Plan) (the “Plan”). In accordance with General Instruction E to Form S-8, this Registration Statement on Form S-8 incorporates by reference the contents of Registration Statement on Form S-8, File No. 333-200229, filed on November 14, 2014 relating to an aggregate of 28,971,667 shares of Common Stock to be authorized for issuance under certain of the Company’s equity plans (including shares under the Plan), except to the extent supplemented, amended or superseded by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.        Exhibits.

Exhibit No.	Description
3.1
Amended Memorandum of Association of Axalta Coating Systems Ltd. (incorporated by reference to Exhibit 3.1 of Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (File No. 333-198271), filed with the SEC on October 14, 2014)

3.2
Second Amended and Restated Bye-laws of Axalta Coating Systems Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-36733), filed with the SEC on May 3, 2018)

5.1*	Opinion of Taylors in association with Walkers
10.1
Axalta Coating Systems Ltd. Amended and Restated 2014 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K (File No. 001-36733), filed with the SEC on May 3, 2018)

23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Taylors in association with Walkers (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
*Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania on the 3rd day of May, 2018.
AXALTA COATING SYSTEMS LTD.

By:	/s/ CHARLES W. SHAVER
Charles W. Shaver
Chairman and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
            In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates stated by the following persons in their capacities with Axalta Coating Systems Ltd. Each person whose signature appears below hereby constitutes and appoints Charles W. Shaver and Robert W. Bryant, and each of them severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments and any amendment pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Capacity	Date
/s/ CHARLES W. SHAVER	Chairman and Chief Executive Officer (principal executive officer)	May 3, 2018
Charles W. Shaver

/s/ ROBERT W. BRYANT	Executive Vice President and Chief Financial Officer (principal financial officer)	May 3, 2018
Robert W. Bryant

/s/ SEAN M. LANNON	Vice President, Corporate Finance and Global Controller (Principal Accounting Officer)	May 3, 2018
Sean M. Lannon

/s/ MARK GARRETT	Director	May 3, 2018
Mark Garrett

/s/ DEBORAH J. KISSIRE	Director	May 3, 2018
Deborah J. Kissire

/s/ ANDREAS C. KRAMVIS	Director	May 3, 2018
Andreas C. Kramvis

/s/ ELIZABETH C. LEMPRES	Director	May 3, 2018
Elizabeth C. Lempres

/s/ ROBERT M. MCLAUGHLIN	Director	May 3, 2018
Robert M. McLaughlin

/s/ LORI J. RYERKERK	Director	May 3, 2018
Lori J. Ryerkerk

/s/ SAMUEL L. SMOLIK	Director	May 3, 2018
Samuel L. Smolik